EXHIBIT 23.2

Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global

We consent to the incorporation by reference in the Registration Statements:

•	Form S-8 (No. 333-46789) pertaining to the 1997 Stock Plan, 1996 Stock Plan and 1994 Stock Plan of Bitstream Inc.;
•	Form S-8 (No. 333-72316) pertaining to the 2000 Stock Plan of Bitstream Inc.; and
•	Form S-8 (No. 333-135342) pertaining to the 2006 Incentive Compensation Plan of Bitstream Inc.

of our report dated August 17, 2010, with respect to the carve-out consolidated financial statements of the Business Acquired from Press-Sense Ltd. included in the Current Report (Form 8-K/A) for the year ended December 31, 2009.

Tel-Aviv, Israel

March 30, 2011

/s/ KOST FORER GABBAY and KASIERER
A Member of Ernest & Young Global